Exhibit 10.1

Accountabilities, Inc.
195 Route 9 South, Suite 109
Manalapan, NJ  07726

May 7, 2008

Walter Reed
Hyperion Energy, Inc.
P.O. Box 152112
San Diego, California  92195

Re:           Termination of Asset Purchase Agreement;
Transfer of Hyperion Energy, Inc. Common Stock

Dear Mr. Reed:

The purpose of this letter agreement is to confirm our understanding with respect to the matters set forth below.

1.
Termination of Asset Purchase Agreement.  The Asset Purchase Agreement between Accountabilities, Inc. (“AI”) and Hyperion Energy, Inc. (“Hyperion”) dated as of July 26, 2007 (the “Asset Purchase Agreement”) is hereby terminated.

2.
Transfer of Hyperion Shares.  In consideration of AI’s agreement to terminate the Asset Purchase Agreement, Walter Reed does hereby transfer and assign to AI, effective as of May 16, 2008, 1,390,000 shares of the outstanding common stock of Hyperion (the “Shares”).  By no later than May 16, 2008, Walter Reed shall deliver certificates representing the Shares duly executed for transfer together with all of Hyperion’s corporate records and tax returns.

3.	Representations and Warranties of Reed. Reed hereby represents and warrants to AI that:

(a)	Hyperion is a corporation duly organized and validly existing and in good standing under the laws of the State of Colorado.

(b)	The Shares represent all of the outstanding shares of Hyperion’s capital stock as of the date hereof.

(c)	The Shares are duly authorized, validly issued and non-assessable. Walter Reed has good and marketable title to the Shares, free of all liens, charges and encumbrances.

(d)	Hyperion has conducted no business other than entering into the Asset Purchase Agreement.

(e)
Hyperion has filed all reports that it has been required to file with the Securities and Exchange Commission and none of such reports contains any misstatement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

(f)
There are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Walter Reed, threatened against Hyperion or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, or any other facts or circumstances, that are reasonably likely to result in any claims against or obligations or liabilities of it.

(g)
Hyperion has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined in the Asset Purchase Agreement) required to be filed by it and all such filed Tax Returns are complete and accurate in all material respects and: (i) it has paid all Taxes (as defined in the Asset Purchase Agreement) that are shown as due on such filed Tax Returns or that it is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; (ii) as of the date hereof, there are not pending or, to its knowledge of Walter Reed threatened, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters; and (iii) there are not, to its knowledge, any unresolved questions or claims concerning its Tax liability.  Hyperion has no liability with respect to Taxes.

4.	Representations and Warranties of AI. AI hereby represents and warrants to Reed that:

(a)
Hyperion has made available to AI the opportunity to ask questions of, and receive answers from, the officers of Hyperion concerning Hyperion and its business.  AI acknowledges that it has entered into the transactions contemplated by this Agreement without being furnished any prospectus.

(b)
The Shares have been acquired for investment and not with a view to the resale or distribution of such Shares.  Such Shares are being acquired by AI for its own account, and no other person has a direct or indirect beneficial interest in such Shares.

(c)
AI understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on an exemption for private offerings.  AI may have to continue to bear the economic risk of his investment in the Shares for an indefinite period.

5.
Indemnification.  Walter Reed hereby agrees to indemnify AI, and AI hereby agrees to indemnify Walter Reed, for any loss, damage or expense incurred as a result of any breach of its representations and warranties contained in this letter agreement.

6.	Governing Law. This Agreement shall be governed in all respects by the laws of the State of Colorado.

If the foregoing accurately represents our understanding, please countersign a copy of this letter agreement in the space provided below.

                       Very truly yours,

AccountAbilities, Inc.

By:	/s/ Stephen DelVecchia
Name: Stephen DelVecchia
Title: Chief Financial Officer

b
HYPERION ENERGY, INC.:
By: /s/ Walter Reed
Name: Walter Reed
Title: President